Exhibit 8.2

_________, 2019

Boards of Directors
Pioneer Savings Bank (the “Bank” or “Mutual Savings Bank”)
Pioneer Bancorp, MHC (the “Mutual Holding Company” or “MHC”)
Pioneer Bancorp, Inc. (the “Mid-Tier Holding Company” or “Holding Company”)
Pioneer Bank (the “Stock Bank”)

RE: New York State (NYS) Income and Franchise Tax Consequences of Conversion of Pioneer Savings Bank from a New York-chartered Mutual Savings Bank into a “Two-Tier” Mutual Holding Company Form of Organization and Minority Stock Offering

To the Members of the Boards of Directors:

Scope of Opinion

You have requested our opinion with regard to the material New York State (NYS) income and franchise tax consequences resulting directly from the reorganization of Pioneer Savings Bank (the “Bank”), a New York-chartered mutual savings bank, into a mutual holding company structure (the “Reorganization”) pursuant to the Plan of Mutual Holding Company Reorganization and Minority Stock Issuance dated January 15, 2019 (the “Plan”).  As part of the Reorganization and the Plan, the Bank will convert to a New York-chartered stock savings bank (“the Stock Bank”), which will be a wholly-owned subsidiary of Pioneer Bancorp, Inc. (the “Holding Company”), a stock holding company established as a Maryland-chartered corporation.  The Holding Company, in turn, will be a subsidiary of Pioneer Bancorp, MHC, a New York-chartered mutual holding company.  Concurrently with the Reorganization, the Holding Company will offer for sale 43% of its Common Stock on a priority basis to depositors and the Tax-Qualified Employee Plans in a subscription and community offering (the “Stock Offering), and contribute 2% of its Common Stock to the Pioneer Bank Charitable Foundation.  Each capitalized term used herein, unless otherwise defined, has the meaning set forth in the Plan and/or the Federal Tax Opinion.

In rendering our opinion, we have relied upon the facts, information, assumptions and representations as contained in the Plan. We have also relied on the facts, assumptions and federal income tax conclusions set forth in the Federal Tax Opinion issued by Luse Gorman, PC on ______, 2019. We have reasonably assumed these facts to be complete and accurate and have not independently audited or otherwise verified any of these facts or assumptions. You have represented to us that we have been provided with all of the facts necessary to render our opinion. If any of the facts, assumptions, or federal income tax conclusions in the Federal Tax Opinion are inaccurate or incorrect, our opinion expressed herein may require modification.

We have not considered any non-income tax, or federal, local or foreign income tax consequences (other than the NYS General Business Corporation Franchise Tax).  We have also not considered NYS taxes other than those recited in this opinion or taxes that might be levied by other states, and, therefore, do not express any opinion regarding the treatment that would be given the transaction by the applicable authorities on any issues outside of the above-specified NYS taxes.  We also express no opinion on non-tax issues such as corporate law or securities law matters.  We express no opinion other than that as stated below, and neither this opinion nor any prior statements are intended to imply or to be an opinion on any other matters.

In connection with our opinion, we have examined originals or copies, certified or otherwise, and identified to our satisfaction the Plan and such other documents as we have deemed necessary or appropriate to enable us to render the opinion below.  In our examination, we have assumed the conformity to the originals of all documents submitted to us as copies.  We have also relied upon the assumptions that:

(i) all signatures are genuine and all documents submitted to us, both originals and copies, are authentic,

(ii) each document examined by us has been or will be fully executed and delivered in substantially the same form, is or will be in full force and effect and has not been or will not be amended or modified in any respect,

(iii) all parties to the documents at all times had and will have full corporate power, authority and capacity to enter into, execute and perform all obligations under those documents and to observe and perform the terms and conditions thereof, and

(iv) the factual matters, statements, and recitations contained in the documents are accurate, true and complete.

You have represented to us that we have been provided all of the facts necessary to render our opinion.

Statement of Facts

Pioneer Savings Bank (the “Bank”) is a New York-chartered mutual savings bank that has served the banking needs of its customers since 1889. The Bank is the parent company of three wholly-owned subsidiaries: PSB Financial Services, Inc., Pioneer Commercial Bank, and Anchor Agency, Inc.

The Bank has no capital stock or direct owners. Rather, the owners are the depositors of the Bank, who are entitled upon the complete liquidation of the Bank to any liquidation proceeds after the payment of creditors. Depositors of the Bank have limited voting rights related only to specific matters pertaining to the Bank, such as the proposed reorganization into the mutual holding company form of ownership.

Proposed Transaction

The Board of Directors of Pioneer Savings Bank adopted the Plan providing for the reorganization of the Bank from a mutual savings bank into a “two-tier” mutual holding company form of organization, with the result as follows: the Stock Bank will be a subsidiary of the Holding Company, which will be a subsidiary of the MHC. Concurrently with the Reorganization, the Holding Company will offer for sale 43% of its Common Stock on a priority basis to depositors and the Tax-Qualified Employee Plans in a subscription and community offering (the Stock Offering), and contribute 2% of its Common Stock to the Pioneer Bank Charitable Foundation.

Pursuant to the Plan, the Reorganization will be effected as follows, in such order as is necessary to consummate the Reorganization:

(1)	the Bank will organize a New York-chartered interim stock savings bank as a wholly-owned subsidiary (“Interim One”);

(2)	Interim One will organize a New York-chartered interim stock savings bank as a wholly-owned subsidiary (“Interim Two”);

(3)	Interim One will organize the Holding Company as a wholly-owned subsidiary;

(4)	the Bank will convert to stock form by exchanging its mutual savings bank organization certificate for a stock savings bank organization certificate and thereby become the Stock Bank and will transfer all of its assets and liabilities to the Stock Bank as successor to the Bank (the “F Reorganization”) and Interim One will become the wholly-owned subsidiary of the Stock Bank. In the F Reorganization, depositors of the Bank will constructively exchange their ownership interests (consisting of liquidation rights and limited voting rights) in the Bank for common stock of the Stock Bank. In addition, Eligible Account Holders and Supplemental Eligible Account Holders will also receive an interest in a Liquidation Account in the Stock Bank in the F Reorganization;

(5)	the shares of common stock of Interim One will be cancelled and Interim One will exchange its organization certificate for a New York mutual holding company organization certificate to become the MHC;

(6)	concurrently with steps (4) and (5), Interim Two will merge with and into the Stock Bank, with the Stock Bank as the resulting subsidiary of the MHC, whereby the depositors will constructively exchange the shares of common stock of the Stock Bank received in the F Reorganization for liquidation interests in the MHC (the “§351 Transaction”); and

(7)	the MHC will contribute the capital stock of the Stock Bank to the Holding Company, and the Stock Bank will become a wholly-owned subsidiary of the Holding Company.

(8)	Contemporaneously with the Reorganization described above, the Holding Company will offer up to 49% of its outstanding shares of Common Stock in the Subscription Offering and, if applicable, the Community Offering (steps (7) and (8) are referred to herein as the “Secondary §351 Transaction”).

At the time of the Reorganization, the Bank will establish a Liquidation Account in an amount equal to the Bank’s total equity as reflected in the latest statement of financial condition contained in the final Prospectus used in the Offering. Following the Reorganization, the Liquidation Account will be maintained by the Bank for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts at the Bank. The terms of the Liquidation Account are described in Section 23 of the Plan.

Effect of Misstatement of, or Changes in, Facts, Assumptions or Representations

A misstatement or omission of any fact or a change or amendment in any of the facts, assumptions or representations upon which we have relied may require a modification of all or a part of this opinion.

Opinion

You have provided us with a copy of the Federal Tax Opinion regarding the Plan in which Luse Gorman, PC has opined that the various proposed transactions to be undertaken as part of the Plan will be treated for federal income tax purposes as “reorganizations” within the meaning of §368(a)(1) or “property transfers” under §351 of the Internal Revenue Code of 1986, as amended. Our opinion regarding the NYS income and franchise tax consequences related to the Plan adopts and relies upon the facts, representations, assumptions, and conclusions as set forth in the Federal Tax Opinion. Our opinion assumes that the ultimate federal income tax consequences of the Plan will be those as described in the Federal Tax Opinion. Based upon that information, we render the following opinion with respect to the NYS income and franchise tax effects of the Plan:

1.	It is more likely than not that the federal tax treatment of the Plan (as outlined in the Federal Tax Opinion under the headings F Reorganization, §351 Transaction, and Secondary §351 Transaction) will be respected in determining the computation of NYS taxable income (more specifically entitled “business income” for purposes of the NYS General Business Corporation Franchise Tax) of the Bank, MHC, Holding Company, and Stock Bank.

2.	It is more likely than not that the federal tax treatment of the Plan (as outlined in the Federal Tax Opinion under the headings F Reorganization, §351 Transaction, and Secondary §351 Transaction), including receipt of subscription rights and/or liquidation interests by Depositors, Eligible Account Holders, and Supplemental Eligible Account Holders, will be respected in determining the computation of NYS taxable income (or for corporations, more specifically entitled “business income”) of the Depositors, Eligible Account Holders, and Supplemental Eligible Account Holders who are otherwise required to file a NYS corporate or personal income tax return.

3.	It is more likely than not that the federal tax treatment of the Plan, including the tax basis and holding period of the Common Stock, will be respected in determining the computation of NYS taxable income (or for corporations, more specifically entitled “business income”) of the Minority Stockholders who acquire Common Stock in the Stock Offering.

Limitations on Opinion

Our opinion is as of _______, 2019 and we have no responsibility to update this opinion for events, transactions, circumstances or changes in any of the facts, assumptions or representations occurring after this date.  Our opinion is based solely upon our interpretation of the current New York Tax Law, New York Code, New York Department of Taxation administrative interpretations, and judicial interpretations as of the date of this letter, all of which are subject to change. If there is a change, including a change having retroactive effect, in the Internal Revenue Code of 1986, as amended, U.S. Treasury Regulations, New York Tax Law, New York Code, New York Department of Taxation administrative interpretations or in the prevailing judicial interpretations of the foregoing, the opinions expressed herein would necessarily have to be reevaluated in light of any such changes. We have no responsibility to update this opinion for any such changes occurring after the date of this letter.

Our opinion is not binding on the New York State Department of Taxation & Finance, and there can be no assurance that the New York State Department of Taxation & Finance will not take a position contrary to the conclusions reached in the opinion.  In the event of such disagreement, there can be no assurance that the New York State Department of Taxation & Finance would not prevail in a judicial proceeding.

The opinion expressed herein reflects our assessment of the probable outcome of litigation and other adversarial proceedings based solely on an analysis of the existing tax authorities relating to the issues.  It is important, however, to note that litigation and other adversarial proceedings are frequently decided on the basis of such matters as negotiation and pragmatism upon the outcome of such potential litigation or other adversarial proceedings.

The opinion expressed herein reflects what we regard to be the material NYS income and franchise tax consequences to the Bank, MHC, Holding Company, Stock Bank, Depositors, Eligible Account Holders, and Supplemental Eligible Account Holders of the transaction as described herein; nevertheless, it is an opinion only and should not be taken as assurance of the ultimate tax treatment.

Should it finally be determined that the facts or the federal income tax consequences are not as outlined in the Federal Tax Opinion, the NYS income and franchise tax consequences and our New York tax opinion may differ from what is contained herein.  If any fact contained in this opinion letter or the Federal Tax Opinion changes to alter the federal tax treatment, it is imperative that we be notified in order to determine the effect on the NYS income and franchise tax consequences, if any.  We have no responsibility to update this opinion for events, transactions, circumstances, or changes in any of the facts, assumptions or representations occurring after the date of this letter.

Consent

We hereby consent to the filing of this opinion as an exhibit to the Bank’s Form 86-AC Application for Plan of Mutual Holding Company Reorganization and Minority Stock Issuance, as filed with the New York State Department of Financial Services, as an exhibit to the Holding Company’s and Mutual Holding Company’s Application on Form FRY-3, as filed with the Board of Governors of the Federal Reserve System and as an exhibit to the Holding Company’s Registration Statement on Form S-1, as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in such filings under the captions “The Reorganization and Offering - Material Income Tax Consequences” and “Legal and Tax Matters,” and to the summarization of our opinion in such Prospectus.

Very truly yours,

BONADIO & CO., LLP